Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 25, 2002 relating to the financial statements and financial statement schedule of Symphonix Devices, Inc., which appears in Symphonix Devices, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001.

/s/    PricewaterhouseCoopers LLP

San Jose, California
May 13, 2002

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